Service Corporation International and Stewart Enterprises, Inc. Announce Early Results of Tender Offers and Consent Solicitations

HOUSTON, Texas, May 12, 2014 — Service Corporation International (NYSE: SCI) (the “Company”) and Stewart Enterprises, Inc., a wholly owned subsidiary of the Company (“Stewart” and, together with the Company, the “Offerors”), announced today the early results for their previously announced tender offers and consent solicitations. As of 5:00 p.m., New York City time, on May 9, 2014 (the “Consent Payment Deadline”), the Company had received tenders for approximately (i) $63.0 million in aggregate principal amount of its outstanding 6.75% Senior Notes due 2015 (CUSIP No. 817565BQ6) (the “6.75% Notes”) (representing approximately 46.2% of the 6.75% Notes outstanding at the commencement of the tender offer) and (ii) $231.0 million in aggregate principal amount of its outstanding 7.00% Senior Notes due 2019 (CUSIP No. 817565BV5) (the “7.00% Notes”) (representing approximately 92.4% of the 7.00% Notes outstanding at the commencement of the tender offer). As of the Consent Payment Deadline, Stewart had received tenders for approximately $155.7 million in aggregate principal amount of its outstanding 6.50% Senior Notes due 2019 (CUSIP No. 860370AM7) (the “6.50% Notes” and, together with the 6.75% Notes and the 7.00% Notes, the “Notes”) (representing approximately 77.9% of the 6.50% Notes outstanding at the commencement of the tender offer).  The Company has waived the closing condition to its tender offer for the 6.75% Notes that holders representing at least a majority of the outstanding 6.75% Notes tender their notes and provide related consents and that a supplemental indenture effecting the proposed amendments for which consents were sought be executed.  The Offerors have exercised their early settlement option to accept for payment all Notes tendered on or prior to the Consent Payment Deadline, which settlement will occur today concurrently with the closing of the Company’s previously announced private notes offering.

Holders of the accepted Notes who tendered their Notes prior to the Consent Payment Deadline will receive the total consideration set forth in the table below, which includes the consent payment of $30.00 per $1,000 principal amount.  In addition, holders of the accepted Notes will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the payment date for such Notes.

CUSIP No.	Description of Notes	Issuer / Offeror	Total Consideration*
817565BQ6	6.75% Senior Notes due 2015	Service Corporation International	$1,054.27
817565BV5	7.00% Senior Notes due 2019	Service Corporation International	$1,067.64
860370AM7	6.50% Senior Notes due 2019	Stewart Enterprises, Inc.	$1,052.50
* Per $1,000 principal amount of the Notes.

As part of the tender offers, each Offeror solicited consents from the holders of the applicable series of Notes for authorization to eliminate most of the restrictive covenants and certain of the events of default contained in the indenture governing such series and to reduce the notice period required in connection with redemptions of the Notes thereunder (the “Proposed Amendments”). Adoption of the Proposed Amendments to each indenture required consents from holders of at least a majority in aggregate principal amount outstanding of the applicable series of Notes.

The Company and Stewart announced today that the requisite consents were received from holders of the 7.00% Notes and holders of the 6.50% Notes in the consent solicitations to execute supplemental indentures to implement the Proposed Amendments pursuant to the Offer to Purchase and Consent Solicitation Statement, dated April 28, 2014 (the “Offer to Purchase”), and each Offeror has entered into supplemental indentures, each dated May 12, 2014, to the indentures governing the 7.00% Notes and the 6.50% Notes, as applicable, to implement the Proposed Amendments.

The tender offers will expire at 12:00 midnight, New York City time, on May 23, 2014, unless the tender offers are extended or earlier terminated (the “Expiration Time”). Under the terms of the tender offers, holders of Notes who validly tender their Notes after the Consent Payment Deadline, but on or before the Expiration Time, will receive only the tender offer consideration set forth in the table below, which does not include the consent payment of $30.00 per $1,000 aggregate principal amount of Notes tendered that was payable to holders who tendered on or prior to the Consent Payment Deadline:

CUSIP No.	Description of Notes	Issuer / Offeror	Tender Offer Consideration*
817565BQ6	6.75% Senior Notes due 2015	Service Corporation International	$1,024.27
817565BV5	7.00% Senior Notes due 2019	Service Corporation International	$1,037.64
860370AM7	6.50% Senior Notes due 2019	Stewart Enterprises, Inc.	$1,022.50
* Per $1,000 principal amount of the Notes.

In addition, holders whose Notes are purchased after the Consent Payment Deadline, but on or before the Expiration Time, will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the payment date for such Notes. As the Withdrawal Deadline of 5:00 p.m., New York City time, on May 9, 2014 has passed, previously tendered Notes or Notes tendered after the Withdrawal Deadline cannot be withdrawn and consents may no longer be revoked, other than in the limited circumstances set forth in the Offer to Purchase.

The information agent and the depositary for the tender offer and consent solicitation is Global Bondholder Services Corporation. The sole dealer manager for the tender offer and solicitation agent for the consent solicitation is Wells Fargo Securities, LLC ((866) 309-6316 (toll-free) and (704) 410-4760 (collect)).

The Offer to Purchase and the related Letter of Transmittal (together, the “Offer Documents”) have been distributed to holders of Notes. Holders with questions or who would like additional copies of the offer documents may call the information agent, Global Bondholder Services Corporation, at (212) 430-3774 (collect, for banks and brokers) or (866) 470-4200 (toll-free, for all others).

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The tender offers and the consent solicitations are being made only pursuant to the Offer Documents that the Company has distributed to noteholders. Noteholders should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the tender offers and the consent solicitations. None of the Offerors, the dealer manager and the solicitation agent, the information agent and the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offers or deliver their consents in the consent solicitations. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities that may be sold pursuant to the proposed debt financing.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable conditions in the financing markets and our level of indebtedness adversely affecting our ability to raise additional capital to fund our operations.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2013 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At March 31, 2014, we owned and operated 1,638 funeral homes and 515 cemeteries (of which 283 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.